EXHIBIT 99.1
PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES OPERATIONS UPDATE
MIDLAND, Texas, (BUSINESS WIRE), August 8, 2007 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its operations update. In a separate press release issued today, Parallel announced its financial results for the second quarter ended June 30, 2007.
Second Quarter 2007 Production
As Parallel announced on July 18, 2007, the Company’s net daily production for the second quarter ended June 30, 2007 averaged 6,035 equivalent barrels of oil per day (BOEPD), an increase of 3% when compared to an average of 5,859 BOEPD during the first quarter ended March 31, 2007. Production from the Company’s two resource gas projects increased 12%, from 2,079 to 2,326 BOEPD, due to increased drilling and completion activity. This increase was partially offset by a 7% decrease in the Company’s short-life South Texas gas properties, from 552 to 513 BOEPD, due to the divestiture of non-core assets and normal decline, and a 1% decrease in the Company’s long-life Permian Basin oil projects, from 3,228 to 3,196 BOEPD, due to normal decline on base production and limited development activity during the second quarter 2007.
Parallel’s net daily production of 6,035 BOEPD in the second quarter ended June 30, 2007 represented a decrease of 6% when compared to an average of 6,432 BOEPD during the second quarter ended June 30, 2006. This 6% decrease was primarily the net result of a 43% increase, from 1,632 to 2,326 BOEPD in the Company’s two resource gas projects, an 8% decrease, from 3,474 to 3,196 BOEPD, in its long-life Permian Basin oil properties due to normal decline on base production and initial decline associated with infill development wells, and a 61% decrease, from 1,326 to 513 BOEPD, in the Company’s short-life South Texas gas properties due to normal decline throughout the year and collapsed casing in a 38%-owned Yegua well and a mechanical problem associated with a 15%-owned Wilcox well during the fourth quarter of 2006.
Please refer to Table 1 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the second quarter of 2007, the first quarter of 2007 and the second quarter of 2006.
August 1, 2007 Estimated Production and Work-in-Progress Well Operations
Parallel estimates that its net daily production was approximately 6,500 BOEPD as of August 1, 2007. As of that same date, the Company had 20 gross (8.36 net) wells in progress, including 15 gross (6.17 net) wells that were shut-in awaiting pipeline, completing or awaiting completion, and 5 gross (2.19 net) wells that were drilling. Of the 15 wells that were shut-in awaiting pipeline, completing or awaiting completion, 12 gross (3.79 net) were in the Barnett Shale and 3 gross (2.38 net) were in the Wolfcamp. Of the 5 wells that were drilling, 2 gross (0.49 net) were drilling in the Barnett Shale, 2 gross (0.85 net) were drilling in the Wolfcamp, and 1 gross (0.85 net) was drilling in the Permian Basin of West Texas.
Please refer to Table 2 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of August 1, 2007.
Total Company Historical Performance — Net BOEPD
The following graph shows individual volumetric contributions and growth from Parallel’s core oil and gas projects from 2002 through second quarter 2007. The south Texas gas properties acquired in 1994 represented approximately 70% of the Company’s production when it changed its business plan in June 2002 and are declining today. The Company’s Permian Basin oil projects, which were primarily acquired beginning in December 2002, provide added cash flow to help fund development of the resource gas plays in the New Mexico Wolfcamp and North Texas Barnett Shale, which are in early stages of development.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Operations by Area/Property
Summarized below are Parallel’s more significant current projects, including its planned operations and capital investment budget for these projects in 2007.
Resource Gas Projects
Parallel has two resource gas projects in varying stages of development, which are the Barnett Shale gas project in the Fort Worth Basin of North Texas and the Wolfcamp gas project in the Permian Basin of New Mexico. These resource natural gas projects generated approximately 39% of Parallel’s second quarter 2007 daily production (2,326 BOE per day) and represented approximately 9% of its total proved reserves value as of June 30, 2007.
The Company’s budget for these two resource gas projects in 2007 is approximately $145.3 million for the drilling and completion of approximately 103 gross (52.9 net) wells, leasehold acquisition, pipeline construction and pipeline compression.
Fort Worth Basin of North Texas
Barnett Shale Gas Project, Tarrant County, Texas
Parallel’s Barnett Shale gas project consists of three project areas within Tarrant County, Texas. The West Fork (37% working interest, net to Parallel) and West Gateway (34% working interest, net to Parallel) projects are operated by Chesapeake Energy Corporation (NYSE: CHK), and the Lone Star (9% working interest, net to Parallel) project is operated by Dale Resources, LLC. These three projects consist of approximately 24,100 gross acres (6,900 net acres) located in the Trinity River flood plain, east of downtown Fort Worth, and include the surrounding urban “halo” acreage. At present, the three projects control approximately 75 multi-well pad sites from which an estimated 10 to 12 wells can be drilled from each pad. Based on current industry practices, Parallel anticipates development drilling on 50-acre spacing.
Additional leasehold continues to be acquired in all three projects. Dale Property Services continues to lease on behalf of Chesapeake and Parallel, and Dale has increased its staff to approximately 100 landmen to focus on the acquisition of additional leasehold in the Trinity River flood plain and the surrounding urban “halo” acreage. Owned and controlled surface locations provide the most effective means of developing the “halo” acreage through horizontal drilling. Parallel estimates the “halo” acreage to be approximately 26,000 gross (9,100 net) acres, of which approximately 18%, or 4,900 gross (1,800 net) acres, have been leased since December 2006.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Parallel’s Barnett Shale gas project generated approximately 19% of the Company’s second quarter 2007 daily production (1,134 BOE per day) and represented approximately 5% of its total proved reserves value as of June 30, 2007.
Chesapeake resumed drilling activity on the project during December 2006 and, through August 1, 2007, has commenced operations on approximately 27 gross (9.4 net) new wells. Parallel estimates that it currently costs approximately $2.7 million, gross, and takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d and placed on production. However, completion of wells will be delayed while other wells are being drilled on the same pad.
Current Barnett Shale Operations
As of August 1, 2007, Parallel’s Barnett Shale gas project had 31 gross (9.7 net) producing wells. Parallel estimates that daily production from these 31 wells was approximately 40,000 gross (9,400 net) Mcf of gas, or 1,567 net BOE, per day. In addition, 10 wells were awaiting completion, 2 wells were shut-in awaiting pipeline, and 2 wells were drilling. Since December 2006, Chesapeake has had as many as five rigs drilling at the same time and currently has two rigs drilling. Chesapeake plans to add rigs as results, acreage and opportunities dictate. Currently, 60 drilling permits are in progress on acreage in which Parallel owns an interest.
Parallel’s 2007 budget for its Barnett Shale project is approximately $75.0 million. The amount budgeted will be used to fund the drilling and completion of an estimated 52 gross (18.7 net) wells, pipeline construction and leasehold acquisition.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s North Texas Barnett Shale gas project. Also shown are the net wells Parallel expects to be on production at the end of the third and fourth quarters of 2007, assuming an estimated 12 gross (4.2 net) wells will be drilled per quarter in the project. Parallel cannot project future production from these expected wells due to timing of completions and other normal operating variables.
Permian Basin of New Mexico
Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico
The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. Parallel currently owns an interest in approximately 114,000 gross (75,000 net) acres acquired specifically for the Wolfcamp, with the majority of the acreage being in the Northern and Southern Areas.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Parallel’s New Mexico Wolfcamp gas project currently consists of three areas that include six projects. The operated Northern Area includes the Forego/County Line and Racehorse projects; the operated Southern Area includes the Box, Cowboy and Dugout projects; and the Central Area project is primarily being developed by EOG Resources, Inc. (NYSE: EOG).
The Company is aggressively obtaining permits for additional wells in all operating areas. Current New Mexico regulations allow for minimum spacing of 160 acres per horizontal well. Parallel estimates that it currently costs approximately $2.2 million, gross, to drill and complete a Wolfcamp well.
Parallel’s New Mexico Wolfcamp gas project generated approximately 20% of the Company’s second quarter 2007 daily production (1,192 BOE per day) and represented approximately 4% of its total proved reserves value as of June 30, 2007.
Current Wolfcamp Operations
As of August 1, 2007, Parallel’s New Mexico Wolfcamp gas project had 59 gross (21.9 net) producing gas wells. Parallel estimates that net daily production from these 59 wells was approximately 37,000 gross (9,000 net) Mcfe, or 1,500 net BOE, per day. The 59 producing wells are located within six separate projects throughout the trend, which is approximately fifty miles long and 10 miles wide. In addition, 3 wells were completing or awaiting completion, and 2 wells were drilling.
Parallel’s operations in its Wolfcamp project currently consist of development drilling associated with previously drilled delineation wells.
Parallel’s 2007 New Mexico Wolfcamp budget is approximately $70.3 million. The amount budgeted will be used to fund the drilling and completion of an estimated 39 gross (33.2 net) operated wells in the Southern and Northern Areas and 12 gross (1.0 net) non-operated wells primarily in the Central Area, the installation of pipelines and related infrastructure, and the acquisition of additional leasehold.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s New Mexico Wolfcamp gas project. Also shown are the net wells Parallel expects to be on production at the end of the third and fourth quarters of 2007, assuming an estimated 3 gross (2.4 net) wells will be drilled per quarter in the project. Parallel cannot project future production from these expected wells due to timing of completions and other normal operating variables.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Northern Area — Parallel’s operated Northern Area begins at the Eddy/Chaves County line and extends approximately sixteen miles to the northeast, generally southwest of Hagerman, New Mexico. Parallel currently holds approximately 63,000 gross (43,000 net) acres in this area, with a base working interest of approximately 85.0%. This area presently consists of the Forego/County Line and Racehorse projects.
Parallel currently has 1 well drilling and 1 well awaiting completion in its Forego/County Line project. To date, 8 wells have been drilled and completed in the Company’s Forego/County Line project with an average initial rate of 1,600 Mcf of gas per day. Pipeline infrastructure is in place, and Parallel has begun development drilling immediately north of EOG Resources’ county line development, in which Parallel owns a small working interest in 23 wells. Additionally, the Company is curing land and title that will allow for accelerated development drilling based on continued successful results in the project.
Parallel’s Racehorse project is located approximately four miles east, northeast of its Forego/County Line area and has 7 gross (5.9 net) wells producing at low rates, which were the initial wells drilled in the Northern Area. There is currently no drilling activity planned for the Racehorse project.
Southern Area —Parallel’s operated Southern Area begins approximately twenty-five miles southwest of the Northern Area’s Forego/County Line project. The Company currently holds approximately 41,000 gross (26,000 net) acres in this area, with a base working interest of approximately 85.0%. This area presently consists of the Box, Cowboy and Dugout projects.
As of August 1, 2007, Parallel’s Southern Area had 20 gross producing wells. The Company estimates that daily production from these 20 wells was approximately 8,000 gross (3,500 net) Mcf of gas, or 583 net BOE, per day. In addition, 1 gross (0.85 net) well is currently being completed, and the Company is installing field compression for the improvement of individual well performance and enhanced overall production volumes from the field.
During April 2007, Parallel shot a seismic test line across the Box project area in an attempt to develop a tool that would be useful for identifying areas of significant natural fracturing. Based on the results of the test data, the Company is in the process of acquiring a 45,000-acre 3-D seismic survey. The Company expects to complete interpretation of the data within the next twelve months.
Central Area —Parallel’s Central Area is located in northwestern Eddy County west of Artesia, New Mexico. It is comprised of approximately 10,000 gross (6,000 net) acres, of which 3,500 gross (300 net) acres are primarily operated by EOG Resources. The remaining 6,500 gross (5,700 net) acres offset EOG Resources’ acres and are operated by Parallel. The Company’s base working interest in the EOG-operated acres ranges from 1% to 30%, and its base working interest in the operated acres is approximately 85%.
Parallel currently has an interest in 23 EOG-operated horizontal wells. These wells had initial test rates as high as 5,900 Mcf of gas per day, with an average of approximately 2,400 Mcf of gas per day for the last 15 wells. As of August 1, 2007, the wells were producing at a combined rate of approximately 21,000 gross (1,100 net) Mcf of gas, or 185 net BOE, per day.
In addition, 1 gross (0.85 net) well within Parallel’s operated acreage is awaiting completion.
Permian Basin of West Texas
Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef and Shallow, Carm-Ann San Andres/N. Means Queen, Harris San Andres and Fullerton San Andres projects comprise approximately 20,000 gross (16,000 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002.
The Permian Basin of West Texas generated approximately 53% of Parallel’s second quarter 2007 daily production (3,196 BOE per day) and represented approximately 89% of its total proved reserves value as of June 30, 2007.
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Parallel Petroleum Announces Operations Update
August 8, 2007

The Company’s 2007 budget for the Permian Basin of West Texas is approximately $21.8 million. This budget is being used to fund the drilling and completion of an estimated 19 wells, 45 workovers and deepenings, and new equipment installations.
Permian Basin of West Texas Historical Performance — Net BOEPD
The following graph shows individual volumetric contributions and growth from Parallel’s core Permian Basin oil projects from time of acquisition through the second quarter of 2007. Fullerton was acquired in December 2002 as the cornerstone of the Company’s new business plan and is a relatively immature waterflood project. Diamond M is an early-stage waterflood re-vitalization project. Both Harris and Carm-Ann are primary infill development programs, with waterflood initiation scheduled for late 2007. In total, these projects provide significant cash flow to help fund development of the Company’s resource gas plays and the continued development of these oil projects.
Diamond M Canyon Reef Unit, Scurry County, Texas
2006 activity in Parallel’s Diamond M Canyon Reef project revolved primarily around the acquisition of a new 3-D seismic survey. The survey is designed to acquire both pressure-wave (P-wave) and shear-wave (S-wave) data, and the Company anticipates that this new seismic data will provide more detail and better compartmental imaging than a “typical” 3-D seismic survey. As of this press release, the P-wave and S-wave acquisitions are complete and the data is being interpreted.
During 2006, Parallel completed 9 workovers in its Diamond M Canyon Reef project with an average initial test rate of 70 gross BOE per day per well. The Company also drilled and completed 2 wells as infill locations. The average initial test rate was 148 gross BOE per day per well, with the initial rate of one well at 81 BOE per day and the initial rate of the other well at 215 BOE per day.
The Diamond M Canyon Reef property generated approximately 4% of the Company’s second quarter 2007 daily production (229 BOE per day) and represented approximately 10% of its total proved reserves value as of June 30, 2007.
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Parallel Petroleum Announces Operations Update
August 8, 2007

The Company’s 2007 budget for the Diamond M Canyon Reef project is approximately $6.2 million for the drilling of an estimated 6 gross new wells, the continuation of the deepening program with 6 gross additional workovers, and the processing and interpretation of the 3-D seismic survey that was acquired during 2006. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).
Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas
During 2006, the Company placed 13 new San Andres wells on production. The initial test rates for these wells averaged approximately 80 gross (52 net) barrels of oil per day (BOPD) per well. These wells were primarily 20-acre infill wells.
The Company also performed 14 workovers at Carm-Ann during 2006. In general, these workovers consisted of relatively inexpensive pay additions and restimulations. The average incremental rate per workover was approximately 10 BOPD.
The Carm-Ann/N. Means properties generated approximately 9% of the Company’s second quarter 2007 daily production (520 BOE per day) and represented approximately 15% of its total proved reserves value as of June 30, 2007.
The Company’s 2007 budget for the Carm-Ann/N. Means project is approximately $4.7 million for the drilling and completion of 1 gross well and the re-frac workover of 17 gross existing wells. The Company has also initiated unitization proceedings prior to waterflood implementation. It is anticipated that unitization will take between six and nine months. In the interim, the Company will focus on activities which are prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 77%.
Harris San Andres Field, Andrews & Gaines Counties, Texas
During 2006, a total of 27 new San Andres wells were placed on production at the Harris field with average initial test rates of approximately 79 gross (53 net) BOPD per well. Pay additions and re-frac workovers were also performed on 2 wells, with an average increased rate of approximately 27 gross BOPD per workover.
The Harris San Andres properties generated approximately 9% of the Company’s second quarter 2007 daily production (573 BOE per day) and represented approximately 23% of its total proved reserves value as of June 30, 2007.
The Company’s 2007 budget for the Harris San Andres project is approximately $6.5 million for the drilling of an estimated 8 gross wells and the workover of 16 gross existing wells. As with Carm-Ann, Parallel has initiated unitization proceedings, prior to waterflood implementation. It is anticipated that unitization will take between six and nine months. In the interim, the Company will focus on activities which are prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 90%.
Fullerton San Andres Field, Andrews County, Texas
During 2006, 6 San Andres infill wells were drilled and completed in the Company’s Fullerton field. In addition, 16 wells were restimulated during 2006, resulting in average incremental gross production of approximately 9 BOPD per well. As of August 1, 2007, 1 gross (0.85 net) well was drilling.
The Fullerton property generated approximately 26% of the Company’s second quarter 2007 daily production (1,565 BOE per day) and represented approximately 31% of its total proved reserves value as of June 30, 2007.
The Company’s 2007 budget for the Fullerton project is approximately $3.2 million for the drilling of an estimated 4 gross new wells and the workover of 6 gross existing wells. Parallel owns an 82% average working interest in these properties.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas
Parallel’s south Texas gas properties experienced a 455 BOEPD decrease during the fourth quarter of 2006, when compared to the third quarter of 2006, due to collapsed casing in a Yegua well (38% working interest, net to Parallel) and a mechanical problem associated with a Wilcox well (15% working interest, net to Parallel). The Yegua well was re-drilled, and remedial work was performed on the Wilcox well, during the first quarter of 2007. Both wells have been returned to production.
The Onshore Gulf Coast of south Texas gas projects generated approximately 8% of Parallel’s second quarter 2007 daily production (513 BOE per day) and represented approximately 2% of its total proved reserves value as of June 30, 2007.
The Company’s 2007 budget for the south Texas projects is approximately $1.3 million for the drilling of 2 wells.
Other Projects
Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin
Parallel’s Utah/Colorado project consists of approximately 160,000 gross (156,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas, heavy oil sands and shallow coal bed methane. In February 2006, Parallel drilled a Weber oil sand test well to a depth of 5,200 feet, open-hole logged, side-wall cored, and plugged and abandoned the well. This well was drilled based on 2-D seismic and subsurface geology with a secondary purpose of obtaining additional information for 3-D seismic calibration.
Acquisition of a 3-D seismic survey covering approximately 19,000 gross acres, or 12% of the Company’s current leasehold, was completed during the second quarter of 2006. Although interpretation to date has failed to indicate significant Weber drilling opportunities, several potential gas anomalies have been identified. Additional 3-D seismic surveys across the remaining leasehold are being considered.
Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is currently evaluating development options for these heavy oil sand deposits.
The Utah/Colorado project does not currently contribute to the Company’s current daily production or reserve value.
The Company’s 2007 budget for its Utah/Colorado project is approximately $1.1 million for the drilling and completion of an estimated 2 gross wells and the acquisition of additional 3-D seismic surveys and additional leasehold. Parallel owns and operates 97.5% of this project.
East Texas Cotton Valley Reef Gas Project, Leon and Freestone Counties
Parallel has two projects in the Cotton Valley Reef Gas Project referred to as Projects A and B. These 3-D seismic gas projects have a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. Parallel estimates the gross cost for drilling and completing a Cotton Valley Reef well is approximately $18.0 million.
Project A — Project A consists of approximately 5,000 gross (650 net) acres. Based on 3-D seismic, nine prospects have been identified. One prospect was drilled in 2005 and determined to be uneconomic in the Cotton Valley Lime. A second prospect was generated from reprocessed seismic data. It was drilled and encountered what appeared to be productive interval based on mud log and pore pressure data. However, due to mechanical failure, the lower portion of the wellbore was lost. Upper zones in both wells have been completed and are producing at low rates. Parallel owns an estimated 13.125% working interest and 9.8% net revenue interest in Project A.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Project B — Project B consists of approximately 2,500 gross (117 net) acres. Based on 3-D seismic, three prospects have been identified. The first prospect is expected to be drilled during the fourth quarter of 2007. Parallel has a 4.7% working interest in Project B. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis.
The East Texas Cotton Valley Reef gas project contributes minimally to the Company’s current daily production and reserve value.
Parallel’s 2007 budget for its Cotton Valley Reef gas project is $0.3 million for the recompletion of 2 gross (0.25 net) wells.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “We expect to be very active in the second half of 2007, driven by our continued development drilling in the Barnett Shale and New Mexico Wolfcamp gas projects. In the Barnett Shale, in addition to our existing leasehold, additional leases are being acquired in the ‘halo’ and locations are being prepared for drilling. In New Mexico, our understanding of the Wolfcamp gas formation continues to improve. We are currently in the process of shooting 3-D seismic in the Southern Area in order to identify the ‘sweet spots’ associated with the naturally occurring fractured porosity. Meanwhile, we are focusing on drilling in the Northern Area, where we have achieved more consistent results.”
Referring to the Company’s other activities, Mr. Oldham also commented “Our activities in our two resource plays will continue to be complemented in the upcoming months with our infill development drilling in our long-life Diamond M Canyon Reef, Carm-Ann, Harris and Fullerton oil properties in the Permian Basin of West Texas.”
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Parallel Petroleum Announces Operations Update
August 8, 2007

Daily Production — Second Quarter 2007, Compared to First Quarter 2007 and Second Quarter 2006
The following Table 1 represents a comparison of Parallel’s daily production by area/property for the second quarter of 2007, the first quarter of 2007 and the second quarter of 2006. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 1
AVERAGE DAILY PRODUCTION — 2Q 2007, COMPARED TO 1Q 2007 AND 2Q 2006

	2Q 2007	1Q 2007	2Q 2006	2Q 2007	2Q 2007
	Average	Average	Average	Compared to	Compared to
	BOE	BOE	BOE	1Q 2007	2Q 2006
AREA/PROPERTY	per day	per day	per day	% Change	% Change

Resource Projects
Barnett Shale (1)	1,134	1,044	1,125	9%	1%
New Mexico (2)	1,192	1,035	507	15%	135%

Total Resource Projects	2,326	2,079	1,632	12%	43%

Permian Basin of West Texas
Fullerton San Andres	1,565	1,493	1,628	5%	(4)%
Carm-Ann San Andres / N. Means Queen	520	551	733	(6)%	(29)%
Harris San Andres	573	563	393	2%	46%
Diamond M Shallow	52	54	52	(4)%	0%
Diamond M Canyon Reef (3)	229	273	415	(16)%	(45)%
Other Permian Basin	257	294	253	(13)%	2%

Total Permian Basin	3,196	3,228	3,474	(1)%	(8)%

Onshore Gulf Coast of South Texas
Yegua/Frio (4) (5)	216	196	390	10%	(45)%
Wilcox (6)	220	283	808	(22)%	(73)%
Cook Mountain	77	73	128	5%	(40)%

Total Gulf Coast	513	552	1,326	(7)%	(61)%

GRAND TOTAL	6,035	5,859	6,432	3%	(6)%

(1)	Dec. 2006 — Drilling activity resumed after Chesapeake purchased Dale Resources’ interest and assumed operations. Dec. 2006 thru Aug. 1, 2007 — Chesapeake commenced operations on 27 gross (9.4 net) new wells.

(2)	2Q 2007 — Delineation and exploitation of Northern Area. 3Q 2007 — Commence acquisition of 3-D seismic in Southern Area.

(3)	1Q 2007 — Processing and interpretation of 3-D seismic data. Expect drilling activity to commence in 4Q 2007.

(4)	4Q 2006 — Casing collapsed in a producing Yegua well in which Parallel owns 38% working interest. 1Q 2007 — Re-drilled 38% owned Yegua well. 2Q 2007 — Yegua well returned to production.

(5)	2Q 2007 — Sold non-core asset, estimated production of 50 BOEPD.

(6)	4Q 2006 — Production ceased on a Wilcox well in which Parallel owns 15% working interest. 1Q 2007 — Performed remedial work on 15% owned Wilcox well.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Work-in-Progress Well Operations
The following Table 2 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of August 1, 2007. Detailed information on the well operations in this table is provided within the text of this press release.
TABLE 2
WORK-IN-PROGRESS WELL OPERATIONS
AS OF AUGUST 1, 2007

	Number of Wells
Work-in-Progress Well Operations	Gross	Net

North Texas Barnett Shale
Drilling	2	0.49
Completing	7	2.40
Awaiting completion	3	0.89
Shut-in, awaiting pipeline	2	0.50

Total Barnett Shale	14	4.28

New Mexico Wolfcamp
Drilling	2	0.85
Completing	2	1.70
Awaiting completion	1	0.68
Shut-in, awaiting pipeline	—	—

Total Wolfcamp	5	3.23

Permian Basin of West Texas
Drilling	1	0.85

Total Permian Basin	1	0.85

TOTAL	20	8.36

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Parallel Petroleum Announces Operations Update
August 8, 2007

2007 CAPEX Budget — Compared to Average Daily Production and Proved Reserves Value by Property
The following Table 3 represents Parallel’s 2007 capital investment budget compared to second quarter 2007 average daily production and percent of total proved reserves value as of June 30, 2007, on a property basis. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 3
2007 CAPEX BUDGET COMPARED TO AVERAGE DAILY PRODUCTION
AND PERCENT OF TOTAL PROVED RESERVES VALUE BY PROPERTY

	2007		2Q 2007		6/30/2007
	CAPEX Budget		Avg Daily Production		% of Total Proved
AREA/PROPERTY	$MM	%	BOE	%	Reserves Value (1)

Resource Projects
Barnett Shale	$75.0	44%	1,134	19%	5%
New Mexico Wolfcamp	70.3	41%	1,192	20%	4%

Total Resource Projects	$145.3	85%	2,326	39%	9%

Permian Basin of West Texas
Fullerton San Andres	$3.2	2%	1,565	26%	31%
Carm-Ann San Andres/N. Means Queen	4.7	3%	520	9%	15%
Harris San Andres	6.5	4%	573	9%	23%
Diamond M Shallow	0.2	0%	52	1%	7%
Diamond M Canyon Reef	6.2	3%	229	4%	10%
Other Permian Basin	1.0	1%	257	4%	3%

Total Permian Basin	$21.8	13%	3,196	53%	89%

Onshore Gulf Coast of South Texas	$1.3	1%	513	8%	2%

Other Projects
Cotton Valley Reef	$0.3	0%	—	0%	0%
Utah/Colorado	1.1	1%	—	0%	0%

Total Other Projects	$1.4	1%	—	0%	0%

GRAND TOTAL	$169.8	100%	6,035	100%	100%

(1)	Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $70.69 per barrel of oil and $6.40 per Mcf of natural gas, and realized average prices of $64.56 per barrel of oil and $5.91 per Mcf of natural gas, as of June 30, 2007.
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Parallel Petroleum Announces Operations Update
August 8, 2007

Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss current operations, production, reserves and financial results for the quarter ended June 30, 2007. In addition to this press release, please refer to Parallel’s second quarter 2007 earnings release also dated August 8, 2007 and its Form 10-Q Report for the quarter ended June 30, 2007 that was filed with the Securities and Exchange Commission on August 8, 2007.
The conference call will be held on Thursday, August 9, 2007, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 800-884-5695 or 617-786-2960, Participant Passcode 16962291, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 21983303.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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